Exhibit 99.1

Provident Bancorp, Inc. Reports Results for the September 30, 2024 Quarter

Company Release

10/24/2024

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended September 30, 2024 of $716,000, or $0.04 per diluted share, compared to a net loss of $3.3 million, or $0.20 per diluted share, for the quarter ended June 30, 2024, and net income of $2.5 million, or $0.15 per diluted share, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, net income was $2.4 million, or $0.14 per diluted share, compared to $8.0 million, or $0.48 per diluted share, for the nine months ended September 30, 2023. The Company’s return on average assets was 0.18% for the quarter ended September 30, 2024, compared to a loss on average assets of 0.85% for the quarter ended June 30, 2024, and a return on average assets of 0.57% for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company’s return on average assets was 0.20%, compared to 0.64% for the nine months ended September 30, 2023. The Company's return on average equity was 1.27% for the quarter ended September 30, 2024, compared to a loss on average equity of 5.80% for the quarter ended June 30, 2024, and a return on average equity of 4.55% for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company’s return on average equity was 1.41%, compared to 5.02% for the nine months ended September 30, 2023.

In announcing these results, Joseph Reilly, Chief Executive Officer, said, "We are pleased to report net income for the quarter as we continue to execute our strategic plan. These results once again include an increase to a valuation adjustment on a loan relationship in our enterprise value portfolio, which somewhat overshadows positive momentum in the general achievement of our strategic objectives. We are excited that our exhaustive efforts to strengthen our retail deposit base are yielding positive results, with consistent increases in our branch activity and balances since the prior quarter and throughout 2024. These results are enabling us to run off high-cost third-party deposits, strengthen our liquidity position and optimize the benefit from the late-September interest rate reduction by the Federal Reserve, which should serve to highlight the importance of these efforts and result in meaningful reductions in our cost of funds."

For the quarter ended September 30, 2024, net interest and dividend income was $12.4 million, an increase of $456,000, or 3.8%, from the quarter ended June 30, 2024, and a decrease of $1.5 million, or 10.6%, compared to the quarter ended September 30, 2023. The interest rate spread and net interest margin were 2.19% and 3.38%, respectively, for the quarter ended September 30, 2024, compared to 2.10% and 3.27%, respectively, for the quarter ended June 30, 2024, and 2.35% and 3.44%, respectively, for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, net interest and dividend income was $36.8 million, a decrease of $7.8 million, or 17.4%, compared to $44.6 million for the nine months ended September 30, 2023. The interest rate spread and net interest margin were 2.19% and 3.34%, respectively, for the nine months ended September 30, 2024, compared to 2.74%, and 3.80%, respectively, for the nine months ended September 30, 2023.

Total interest and dividend income was $22.4 million for the quarter ended September 30, 2024, an increase of $557,000, or 2.5%, from the quarter ended June 30, 2024, and a decrease of $799,000, or 3.4%, from the quarter ended September 30, 2023. The Company’s yield on interest-earning assets was 6.11% for the quarter ended September 30, 2024, an increase of 12 basis points from the quarter ended June 30, 2024, and an increase of 35 basis points from the quarter ended September 30, 2023. For the nine months ended September 30, 2024, total interest and dividend income was $66.3 million, a decrease of $395,000, or 0.6%, from the nine months ended September 30, 2023. The Company's yield on interest-earning assets was 6.02% for the nine months ended September 30, 2024, an increase of 33 basis points from the nine months ended September 30, 2023.

Total interest expense was $10.0 million for the quarter ended September 30, 2024, an increase of $101,000, or 1.0%, from the quarter ended June 30, 2024, and an increase of $680,000, or 7.3%, from the quarter ended September 30, 2023. Interest expense on deposits was $9.1 million for the quarter ended September 30, 2024, a decrease of $539,000, or 5.6%, from the quarter ended June 30, 2024, and a decrease of $45,000, or 0.5%, from the quarter ended September 30, 2023. The decrease in interest expense on deposits from the prior quarter was primarily driven by a decrease in the average balance of interest-bearing deposits of $47.1 million, or 4.7%, and a four-basis point decrease in the cost of interest-bearing deposits to 3.83%. The decrease in interest expense on deposits from the prior year quarter was primarily driven by a decrease in the average balance of interest-bearing deposits of $124.5 million, or 11.6%, partially offset by a 42-basis point increase in the average cost of interest-bearing deposits. Interest expense on borrowings totaled $952,000 for the quarter ended September 30, 2024, an increase of $640,000, or 205.1%, from the prior quarter, and an increase of $725,000, or 319.4%, over the prior year quarter. The increase in interest expense on borrowings from the prior quarter and the prior year quarter was primarily driven by an increase in the average balance of borrowings and an increase in the cost of borrowings. The average balance of borrowings increased $49.3 million, or 181.9%, from the quarter ended June 30, 2024, and $51.7 million, or 209.8%, from the quarter ended September 30, 2023.  The cost of borrowings was 4.99% for the quarter ended September 30, 2024, an increase of 38 basis points from the quarter ended June 30, 2024, and an increase of 130 basis points from the quarter ended September 30, 2023. The Company’s total cost of interest-bearing liabilities was 3.92% for the quarter ended September 30, 2024, which is an increase of three basis points, from 3.89%, for the quarter ended June 30, 2024, and an increase of 51 basis points from 3.41% for the quarter ended September 30, 2023.

Total interest expense increased $7.4 million, or 33.3%, to $29.5 million for the nine months ended September 30, 2024, compared to $22.1 million for the nine months ended September 30, 2023. Interest expense on deposits was $28.0 million for the nine months ended September 30, 2024, an increase of $7.3 million, or 35.4%, from the nine months ended September 30, 2023. This increase was primarily driven by an increase in the average cost of interest-bearing deposits of 90 basis points, to 3.80%, and an increase in average interest-bearing deposits of $33.4 million, or 3.5%. For the nine months ended September 30, 2024, interest expense on borrowings increased $32,000, or 2.2%, primarily due to an increase in the cost of borrowings of 75 basis points, to 4.69%, partially offset by a decrease in average total borrowings of $6.9 million, or 14.2%. The Company's total cost of interest-bearing liabilities was 3.83% for the nine months ended September 30, 2024, which is an increase of 88 basis points, from 2.95%, for the nine months ended September 30, 2023.

The Company recognized a $1.7 million provision for credit losses for the quarter ended September 30, 2024, compared to $6.5 million for the quarter ended June 30, 2024, and a $156,000 credit loss benefit recognized for the quarter ended September 30, 2023. The provision for the quarter ended September 30, 2024 was primarily driven by an additional $1.7 million reserve on a $17.6 million enterprise value relationship, which now carries a total of $8.8 million in individually analyzed reserves. For the nine months ended September 30, 2024, the Company recognized a $2.6 million provision for credit losses, compared to $556,000 for the nine months ended September 30, 2023, due to an $8.8 million individually analyzed reserve in the enterprise value portfolio that was partially offset by the first quarter payoff of an enterprise value loan that resulted in the elimination of $1.1 million in related reserves, a settlement with a digital asset lending customer which resulted in a $3.8 million reduction in related reserves and the elimination of that portfolio and reductions in the general allowance due primarily to decreases in the enterprise value and commercial segments, which each carry a higher reserve rate than other lending segments.

Net charge-offs totaled $84,000 for the quarter ended September 30, 2024, compared to $2.1 million for the quarter ended June 30, 2024, and net recoveries of $147,000 for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, net charge-offs totaled $2.2 million, compared to $3.5 million for the nine months ended September 30, 2023. Charge-offs for the nine months ended September 30, 2024 were primarily related to the aforementioned settlement with a digital asset lending customer.

Non-accrual loans were $37.2 million, or 2.25% of total assets, as of September 30, 2024, compared to $21.3 million, or 1.29% of total assets, as of June 30, 2024 and $16.5 million, or 0.99% of total assets, as of December 31, 2023. The increase in non-accrual loans as of September 30, 2024 was primarily driven by a $16.2 million construction and land development loan relationship placed on non-accrual in the third quarter after the loan became delinquent and conversations with the borrower indicated their inability to meet current and future debt obligations.

Mr. Reilly noted “The Bank has evaluated the construction and land development loan relationship placed on non-accrual status in the third quarter. The Bank, due to the high collateral value of the project, is exploring options to work out or exit this relationship as efficiently as possible. We continue to closely monitor our portfolios to detect and address any weaknesses in specific relationships and mitigate the impact of troubled credits."

Noninterest income was $1.7 million for the quarter ended September 30, 2024, compared to $1.5 million for the quarter ended June 30, 2024, and $1.8 million for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, noninterest income decreased $827,000, or 15.3%, to $4.6 million, from $5.4 million for the nine months ended September 30, 2023.

Noninterest expense was $11.6 million for the quarters ended September 30, 2024 and June 30, 2024, compared to $12.7 million for the quarter ended September 30, 2023. The decrease in noninterest expense from the prior year quarter of $1.1 million, or 9.0%, was primarily due to a decrease in salaries and employee benefits of $509,000, or 6.5%, mainly resulting from a reduction in headcount; a decrease in other expenses of $301,000, or 36.0%, primarily due to a reduction in expenses related to the workout and closure of the digital asset portfolio; and a decrease in professional fees of $234,000, or 22.6%, primarily due to reductions in legal and consulting expenses. Noninterest expense was $35.9 million for the nine months ended September 30, 2024, a decrease of $2.8 million, or 7.2%, from $38.7 million for the nine months ended September 30, 2023 primarily due to decreases in salaries and employee benefits of $1.7 million, or 7.1%, other expenses of $533,000, or 22.4%, and insurance expenses of $446,000, or 33.0%.

Mr. Reilly noted “Our institution has concentrated efforts on improving our risk profile by redirecting our focus to traditional community banking. This endeavor presented an opportunity to comprehensively evaluate operating expenses to eliminate costs that no longer support our current strategy or risk appetite. While these efforts are ongoing, we have completed an evaluation to reduce our professional services, including legal and consulting costs, and carried out a workforce reduction of over five percent of our employee base during the quarter. While our employees will always be a top priority and the foundation of our core values, these unfortunate measures were required to ensure a responsible deployment of resources that closely aligns with current strategic objectives."

The Company recorded an income tax provision of $132,000 for the quarter ended September 30, 2024, compared to an income tax benefit of $1.3 million for the quarter ended June 30, 2024, and a provision of $628,000 for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, the Company recorded a provision for income tax of $571,000, reflecting an effective tax rate of 19.3%, compared to $2.8 million, or an effective tax rate of 25.6%, for the nine months ended September 30, 2023.

Total assets were $1.65 billion at September 30, 2024, an increase of $1.4 million, or 0.1%, from $1.65 billion at June 30, 2024 and a decrease of $22.1 million, or 1.3%, from $1.67 billion at December 31, 2023. Cash and cash equivalents totaled $138.7 million at September 30, 2024, a decrease of $33.0 million, or 19.2%, from June 30, 2024 primarily due to an increase in net loans and a decrease in borrowings, offset by an increase in total deposits. Cash and cash equivalents decreased $81.7 million, or 37.1%, from December 31, 2023, primarily due to decreases in deposits and increases in net loans, partially offset by increases in borrowings. Net loans were $1.39 billion at September 30, 2024, an increase of $37.3 million, or 2.8%, from June 30, 2024 and $65.5 million, or 5.0%, from December 31, 2023. The increase in net loans over the prior quarter was primarily due to increases in commercial real estate loans of $38.6 million, or 7.6%, mortgage warehouse loans of $36.4 million, or 14.2%, and commercial loans of $25.8 million, or 17.8%, partially offset by decreases in enterprise value loans of $46.0 million, or 11.7%, and construction and land development loans of $15.7 million, or 27.6%. These changes reflect approximately $33.8 million of loans reclassified from the enterprise value portfolio to the commercial portfolio, following an internal review performed in the third quarter to identify loans in this segment that share the collateral and risk characteristics of a traditional commercial loan. These changes also reflect the reclassification of $20.3 million in construction and land development loans that converted to permanent commercial real estate loans during the quarter ended September 30, 2024. The increase in net loans for the nine months ended September 30, 2024 was primarily due to increases in mortgage warehouse loans of $126.3 million, or 75.8%, and commercial real estate loans of $80.1 million, or 17.1%, partially offset by decreases in enterprise value loans of $85.5 million, or 19.7%, construction and land development loans of $36.5 million, or 46.8%, and a $12.3 million decrease resulting from the closure of the digital asset loan portfolio. These changes reflect $47.3 million in construction and land development loans that converted to permanent commercial real estate loans during the nine months ended September 30, 2024, as well as the reclassification of approximately $33.8 million in loans from the enterprise value to the commercial portfolio. The changing mix of the loan portfolio in all periods presented is illustrative of our current strategy to reduce exposure in our enterprise value lending portfolio in favor of more traditional commercial lending products. The allowance for credit losses on loans was $21.9 million, or 1.56% of total loans, as of September 30, 2024, compared to $20.3 million, or 1.49% of total loans, as of June 30, 2024, and $21.6 million, or 1.61% of total loans, as of December 31, 2023. The increase in the allowance for credit losses from June 30, 2024 of $1.6 million, or 7.8%, was primarily driven by a provision of $1.7 million, which was due to additional reserves on an individually analyzed loan relationship. The increase in the allowance for credit losses of $352,000, or 1.6%, from December 31, 2023, was primarily driven by an increase in reserves on individually analyzed loans offset by reductions in the general provision due primarily to decreases in the enterprise value and commercial segments, which each carry a higher rate of reserve than other segments of the portfolio.

Total deposits were $1.29 billion at September 30, 2024, an increase of $23.8 million, or 1.9%, from $1.26 billion at June 30, 2024, and a decrease of $42.7 million, or 3.2%, from $1.33 billion at December 31, 2023. The increase in deposits from June 30, 2024, was primarily driven by an increase in retail deposits of $59.5 million, or 8.1%, partially offset by a decrease in deposits obtained through listing services of $23.4 million, or 27.9%, and a decrease in brokered deposits of $20.1 million or, 10.8%. The decrease in deposits from December 31, 2023, was primarily driven by a decrease in deposits obtained through listing services of $76.6 million, or 56.0%, and a decrease in brokered deposits of $30.5 million, or 15.6%, partially offset by an increase in retail deposits of $52.5 million, or 7.1%. Total borrowings were $124.6 million at September 30, 2024, a decrease of $23.0 million, or 15.6%, from June 30, 2024 and an increase of $19.9 million, or 19.0%, from December 31, 2023.

As of September 30, 2024, shareholders’ equity totaled $226.2 million, an increase of $1.8 million, or 0.8%, from June 30, 2024, and an increase of $4.3 million, or 1.9%, from December 31, 2023. The increases include the Company's net income, which totaled $716,000 and $2.4 million for the three and nine months ended September 30, 2024, respectively. Shareholders’ equity to total assets was 13.7% at September 30, 2024, compared to 13.6% at June 30, 2024, and 13.3% at December 31, 2023. Book value per share was $12.76 at September 30, 2024, an increase from $12.70 at June 30, 2024, and $12.55 at December 31, 2023. Market value per share increased to $10.79 at September 30, 2024, an increase of 5.9% from $10.19 at June 30, 2024, and an increase of 7.2% from $10.07 at December 31, 2023. As of September 30, 2024, the Bank was categorized as well capitalized under the Federal Deposit Insurance Corporation regulatory framework for prompt corrective action.

Mr. Reilly concluded, "As we enter the final quarter of 2024, our primary focus remains an unwavering commitment to our employees, customers and stakeholders. I am always pleased to see the many ways our employees are fulfilling our core values while delivering trusted banking services to our customers. The relationships we have cultivated or strengthened by proactively engaging with the communities we serve have provided the natural pathway to efficiently achieve our strategic objectives.”

About Provident Bancorp, Inc.

Provident Bancorp, Inc. (NASDAQ:PVBC) is the holding company for BankProv, a full-service commercial bank headquartered in Massachusetts. With retail branches in the Seacoast Region of Northeastern Massachusetts and New Hampshire, as well as commercial banking offices in the Manchester/Concord market in Central New Hampshire, BankProv delivers a unique combination of traditional banking services and innovative financial solutions to its markets. Founded in Amesbury, Massachusetts in 1828, BankProv holds the honor of being the 10th oldest bank in the nation. The Bank insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information, visit bankprov.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control), and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on which they are given). These factors include: general economic conditions; interest rates; inflation; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; our ability to successfully shift the balance sheet to that of a traditional community bank; real estate values in the market area; loan demand; the adequacy of our level and methodology for calculating our allowance for credit losses; changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Investor contact:

Joseph Reilly

President and Chief Executive Officer

Provident Bancorp, Inc.

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	September 30,	June 30,	December 31,
	2024	2024	2023
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$29,555	$19,192	$22,200
Short-term investments	109,110	152,425	198,132
Cash and cash equivalents	138,665	171,617	220,332
Debt securities available-for-sale (at fair value)	27,426	27,328	28,571
Federal Home Loan Bank stock, at cost	3,619	5,121	4,056
Loans:
Commercial real estate	549,029	510,395	468,928
Construction and land development	41,401	57,145	77,851
Residential real estate	6,517	6,671	7,169
Mortgage warehouse	292,866	256,516	166,567
Commercial	170,514	144,700	176,124
Enterprise value	348,171	394,177	433,633
Digital asset	—	—	12,289
Consumer	94	92	168
Total Loans	1,408,592	1,369,696	1,342,729
Allowance for credit losses on loans	(21,923)	(20,341)	(21,571)
Net loans	1,386,669	1,349,355	1,321,158
Bank owned life insurance	45,683	45,357	44,735
Premises and equipment, net	10,343	12,713	12,986
Accrued interest receivable	5,247	6,396	6,090
Right-of-use assets	3,467	3,704	3,780
Deferred tax asset, net	14,805	14,462	14,461
Other assets	12,280	10,749	14,140
Total assets	$1,648,204	$1,646,802	$1,670,309
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand deposits	$318,475	$311,814	$308,769
NOW	92,349	84,811	93,812
Regular savings	140,979	168,387	231,593
Money market deposits	468,099	452,139	456,408
Certificates of deposit	268,593	247,504	240,640
Total deposits	1,288,495	1,264,655	1,331,222
Borrowings:
Short-term borrowings	115,000	138,000	95,000
Long-term borrowings	9,597	9,630	9,697
Total borrowings	124,597	147,630	104,697
Operating lease liabilities	3,891	4,118	4,171
Other liabilities	5,063	6,064	8,317
Total liabilities	1,422,046	1,422,467	1,448,407
Shareholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 17,730,843, 17,667,327, and 17,677,479 shares issued and outstanding at September 30, 2024, June 30, 2024, and December 31, 2023, respectively	177	177	177
Additional paid-in capital	125,056	124,665	124,129
Retained earnings	108,679	107,963	106,285
Accumulated other comprehensive loss	(1,101)	(1,637)	(1,496)
Unearned compensation - ESOP	(6,653)	(6,833)	(7,193)
Total shareholders' equity	226,158	224,335	221,902
Total liabilities and shareholders' equity	$1,648,204	$1,646,802	$1,670,309

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$21,257	$20,311	$19,811	$61,637	$59,469
Interest and dividends on debt securities available-for-sale	240	243	233	720	717
Interest on short-term investments	932	1,318	3,184	3,979	6,545
Total interest and dividend income	22,429	21,872	23,228	66,336	66,731
Interest expense:
Interest on deposits	9,068	9,607	9,113	28,015	20,684
Interest on short-term borrowings	916	281	196	1,375	1,250
Interest on long-term borrowings	36	31	31	98	191
Total interest expense	10,020	9,919	9,340	29,488	22,125
Net interest and dividend income	12,409	11,953	13,888	36,848	44,606
Credit loss expense (benefit) - loans	1,666	6,467	(105)	2,590	2,090
Credit loss expense (benefit) - off-balance sheet credit exposures	27	(9)	(51)	(20)	(1,534)
Total credit loss expense (benefit)	1,693	6,458	(156)	2,570	556
Net interest and dividend income after credit loss expense (benefit)	10,716	5,495	14,044	34,278	44,050
Noninterest income:
Customer service fees on deposit accounts	813	665	903	2,152	2,651
Service charges and fees - other	486	349	511	1,144	1,489
Bank owned life insurance income	327	319	284	948	822
Other income	82	190	67	343	452
Total noninterest income	1,708	1,523	1,765	4,587	5,414
Noninterest expense:
Salaries and employee benefits	7,267	7,293	7,776	22,705	24,429
Occupancy expense	452	407	429	1,302	1,271
Equipment expense	159	160	148	471	443
Deposit insurance	334	321	500	988	1,146
Data processing	416	402	378	1,231	1,113
Marketing expense	57	76	203	151	447
Professional fees	800	984	1,034	3,098	3,356
Directors' compensation	233	177	178	584	542
Software depreciation and implementation	614	584	509	1,741	1,409
Insurance expense	303	303	451	907	1,353
Service fees	405	234	272	881	789
Other	536	653	837	1,846	2,379
Total noninterest expense	11,576	11,594	12,715	35,905	38,677
Income (loss) before income tax expense (benefit)	848	(4,576)	3,094	2,960	10,787
Income tax expense (benefit)	132	(1,268)	628	571	2,757
Net income (loss)	$716	$(3,308)	$2,466	$2,389	$8,030
Earnings (loss) per share:
Basic	$0.04	$(0.20)	$0.15	$0.14	$0.48
Diluted	$0.04	$(0.20)	$0.15	$0.14	$0.48
Weighted Average Shares:
Basic	16,748,404	16,706,793	16,604,886	16,708,363	16,568,331
Diluted	16,811,614	16,706,793	16,648,657	16,754,858	16,569,526

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,359,712	$21,257	6.25%	$1,328,650	$20,311	6.11%	$1,327,373	$19,811	5.97%
Short-term investments	78,925	932	4.72%	102,395	1,318	5.15%	257,580	3,184	4.94%
Debt securities available-for-sale	27,367	201	2.94%	27,485	206	3.00%	27,363	188	2.75%
Federal Home Loan Bank stock	3,476	39	4.49%	1,865	37	7.94%	1,902	45	9.46%
Total interest-earning assets	1,469,480	22,429	6.11%	1,460,395	21,872	5.99%	1,614,218	23,228	5.76%
Noninterest earning assets	94,258			104,388			103,453
Total assets	$1,563,738			$1,564,783			$1,717,671
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$155,726	$898	2.31%	$215,344	$1,646	3.06%	$184,239	$1,021	2.22%
Money market accounts	479,276	4,823	4.03%	456,566	4,499	3.94%	551,344	5,207	3.78%
NOW accounts	79,527	311	1.56%	69,737	225	1.29%	103,966	181	0.70%
Certificates of deposit	231,373	3,036	5.25%	251,361	3,237	5.15%	230,884	2,704	4.68%
Total interest-bearing deposits	945,902	9,068	3.83%	993,008	9,607	3.87%	1,070,433	9,113	3.41%
Borrowings
Short-term borrowings	66,727	916	5.49%	17,439	281	6.45%	14,897	196	5.26%
Long-term borrowings	9,607	36	1.50%	9,642	31	1.29%	9,741	31	1.27%
Total borrowings	76,334	952	4.99%	27,081	312	4.61%	24,638	227	3.69%
Total interest-bearing liabilities	1,022,236	10,020	3.92%	1,020,089	9,919	3.89%	1,095,071	9,340	3.41%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	305,124			306,081			391,917
Other noninterest-bearing liabilities	10,377			10,519			13,864
Total liabilities	1,337,737			1,336,689			1,500,852
Total equity	226,001			228,094			216,819
Total liabilities and equity	$1,563,738			$1,564,783			$1,717,671
Net interest income		$12,409			$11,953			$13,888
Interest rate spread (2)			2.19%			2.10%			2.35%
Net interest-earning assets (3)	$447,244			$440,306			$519,147
Net interest margin (4)			3.38%			3.27%			3.44%
Average interest-earning assets to interest-bearing liabilities	143.75%			143.16%			147.41%

(1)	Interest earned/paid on loans includes $796,000, $660,000, and $921,000 in loan fee income for the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (5)	Balance	Paid	Rate (5)
Assets:
Interest-earning assets:
Loans (1)	$1,337,289	$61,637	6.15%	$1,355,086	$59,469	5.85%
Short-term investments	101,539	3,979	5.22%	179,086	6,545	4.87%
Debt securities available-for-sale	27,694	612	2.95%	28,118	577	2.74%
Federal Home Loan Bank stock	2,379	108	6.05%	2,262	140	8.25%
Total interest-earning assets	1,468,901	66,336	6.02%	1,564,552	66,731	5.69%
Noninterest earning assets	99,161			106,722
Total assets	$1,568,062			$1,671,274
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$204,892	$4,505	2.93%	$158,927	$1,540	1.29%
Money market accounts	463,632	13,560	3.90%	460,129	11,669	3.38%
NOW accounts	77,373	718	1.24%	115,568	529	0.61%
Certificates of deposit	237,760	9,232	5.18%	215,625	6,946	4.30%
Total interest-bearing deposits	983,657	28,015	3.80%	950,249	20,684	2.90%
Borrowings
Short-term borrowings	32,242	1,375	5.69%	34,098	1,250	4.89%
Long-term borrowings	9,642	98	1.36%	14,701	191	1.73%
Total borrowings	41,884	1,473	4.69%	48,799	1,441	3.94%
Total interest-bearing liabilities	1,025,541	29,488	3.83%	999,048	22,125	2.95%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	305,849			441,006
Other noninterest-bearing liabilities	10,977			17,880
Total liabilities	1,342,367			1,457,934
Total equity	225,695			213,340
Total liabilities and equity	$1,568,062			$1,671,274
Net interest income		$36,848			$44,606
Interest rate spread (2)			2.19%			2.74%
Net interest-earning assets (3)	$443,360			$565,504
Net interest margin (4)			3.34%			3.80%
Average interest-earning assets to interest-bearing liabilities	143.23%			156.60%

(1)	Interest earned/paid on loans includes $2.2 million and $3.1 million in loan fee income for the nine months ended September 30, 2024 and September 30, 2023, respectively.
(2)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net-interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Performance Ratios:
Return (loss) on average assets (1)	0.18%	(0.85%)	0.57%	0.20%	0.64%
Return (loss) on average equity (1)	1.27%	(5.80%)	4.55%	1.41%	5.02%
Interest rate spread (1) (2)	2.19%	2.10%	2.35%	2.19%	2.74%
Net interest margin (1) (3)	3.38%	3.27%	3.44%	3.34%	3.80%
Noninterest expense to average assets (1)	2.96%	2.96%	2.96%	3.05%	3.09%
Efficiency ratio (4)	82.00%	86.03%	81.23%	86.65%	77.32%
Average interest-earning assets to average interest-bearing liabilities	143.75%	143.16%	147.41%	143.23%	156.60%
Average equity to average assets	14.45%	14.58%	12.62%	14.39%	12.77%

	At	At	At
	September 30,	June 30,	December 31,
(Dollars in thousands)	2024	2024	2023
Asset Quality
Non-accrual loans:
Commercial real estate	$58	$60	$—
Construction and land development	16,212	—	—
Residential real estate	347	352	376
Commercial	1,553	1,864	1,857
Enterprise value	18,990	19,038	1,991
Digital asset	—	—	12,289
Consumer	1	2	4
Total non-accrual loans	37,161	21,316	16,517
Total non-performing assets	$37,161	$21,316	$16,517

Asset Quality Ratios
Allowance for credit losses on loans as a percent of total loans (5)	1.56%	1.49%	1.61%
Allowance for credit losses on loans as a percent of non-performing loans	58.99%	95.43%	130.60%
Non-performing loans as a percent of total loans (5)	2.64%	1.56%	1.23%
Non-performing loans as a percent of total assets	2.25%	1.29%	0.99%

Capital and Share Related
Shareholders' equity to total assets	13.72%	13.62%	13.29%
Book value per share	$12.76	$12.70	$12.55
Market value per share	$10.79	$10.19	$10.07
Shares outstanding	17,730,843	17,667,327	17,677,479

(1)	Annualized.
(2)	Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented at amortized cost.